PIMCO VARIABLE INSURANCE TRUST
SERVICES AGREEMENT

This Agreement is made as of March 28, 2002, between PIMCO Variable Insurance Trust (the “Trust”) and Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company (“Authorized Firm”), life insurance companies providing variable annuity and variable life and other life insurance products.

RECITALS

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, the Trust issues shares of beneficial interest ("shares") in separate series ("Portfolios"), with each Portfolio representing interests in a separate portfolio of securities and other assets;

WHEREAS, certain beneficial owners of the Trust’s shares (“investors”) may require administrative, recordkeeping, and other services, and the provision of such services to investors requiring these services may benefit such investors and facilitate their ability to invest in the Portfolios;

WHEREAS, the Trust has adopted a Services Plan pursuant to which the Trust, on behalf of each Portfolio, may enter into agreements with registered investment advisers, registered broker-dealers, life insurance companies, banks, trust companies and other persons or that agree to provide administrative, recordkeeping, and investor services to their clients, members or customers who purchase shares of a Portfolio, directly or indirectly; and

WHEREAS, the Trust desires that Authorized Firm provide, or arrange for the provision of, certain administrative, recordkeeping, and/or investor services with respect to shares of the Portfolios in accordance with the terms and conditions of this Agreement set forth below.

W I T N E S S E T H:

The Trust and Authorized Firm agree as follows:

1.  Appointment.  The Trust hereby authorizes Authorized Firm or its designee  to provide certain administrative, recordkeeping and investor services to investors in the Portfolios that are the clients, member, or customers of Authorized Firm.  The appointment of Authorized Firm hereunder is non-exclusive, and Authorized Firm recognizes and agrees that, from time to time, the Trust (or its agent) may enter into other agreements with financial intermediaries with respect to the provision of administrative, recordkeeping and/or investors services.

2.  Services to be Performed.  For the duration of this Agreement, Authorized Firm or its designee agree to use its best efforts, subject to applicable legal and contractual restrictions and in compliance with the procedures described in the prospectus(es) and statement(s) of additional information of the Portfolios as from time to time in effect (collectively, the “Prospectus”), to provide in respect of investors investing in shares of the Portfolios:  teleservicing support in connection with Portfolios; delivery of current Trust prospectuses, reports, notices, proxies and proxy statements and other informational materials; facilitation of the tabulation of investors’ votes in the event of a Trust shareholder vote; receiving, tabulating and transmitting proxies executed by or on behalf of investors; maintenance of investor records reflecting shares purchased and redeemed and share balances, and the conveyance of that information to the Trust or Pacific Investment Management Company (the administrator of the Portfolios) as may be reasonably requested; provision of support services, including providing information about the Trust and its Portfolios and answering questions concerning the Trust and its Portfolios, including questions respecting investors’ interests in one or more Portfolios; provision and administration of insurance features for the benefit of investors in connection with the Portfolios, which may include fund transfers, dollar cost averaging, asset allocation, portfolio rebalancing, , and pre-authorized deposits and withdrawals; receiving, aggregating and forwarding purchase and redemption orders; acting as the nominee for investors; maintaining account records and providing investors with account statements; processing dividend payments; issuing investor reports and transaction confirmations; providing subaccounting services; general account administration activities; and providing such similar services as the Trust may reasonably request to the extent the Authorized Firm or its designee is permitted to do so under applicable statutes, rules or regulation.

3.  Orders and Settlement.  Orders submitted by Authorized Firm on behalf of investors shall be accepted or rejected by the Trust (or its agent) in the manner disclosed in the Prospectus, or as otherwise agreed to by the parties.

4.  Compliance with Laws.  In performing its duties under this Agreement, Authorized Firm agrees to abide by all applicable laws, including, without limitation, federal and state securities laws and regulations, state insurance laws and regulations, and the Employee Retirement Income Security Act of 1974.

5.  Sales Materials.  No person is authorized to make any representations concerning shares of the Portfolios except those contained in the then current Prospectus and printed information issued by the Trust as explanatory materials and/or information supplemental to each Prospectus.  The Trust shall supply or cause to be supplied Prospectuses, reasonable quantities of supplemental sales literature, explanatory materials and additional information as issued.

6.  Compensation.  In consideration of Authorized Firm’s provision of the services as described in this Agreement, the Trust agrees, subject to the limitations of applicable law and regulations, including rules of the National Association of Securities Dealers, Inc., to pay Authorized Firm fees (“Service Fees”) at an annual rate of up to [X.XX%] of the average of the aggregate net asset value of outstanding shares serviced by Authorized Firm, measured on each business day during each month.  Authorized Firm may, in turn, pay any or all of these fees to service providers with whom it has entered into service agreements, with no recourse to or liability on the part of the Trust or any Portfolio.  The applicable portion of the Service Fees will be paid by the Trust within 20 days following the end of each month.  The parties acknowledge and agree that the Service Fees will be paid by the Trust on behalf of each Portfolio and shall be paid for each Portfolio  so long as assets of the Authorized Firm’s separate accounts remain in the Portfolios, provided such continued payment is permitted in accordance with applicable law and regulation.

The fee rate with respect to any Portfolio may be prospectively increased or decreased by the Trust, in its sole discretion, at any time upon notice to Authorized Firm.

In addition, Authorized Firm will furnish to the Trust or its designees such information as the Trust or its designees may reasonably request (including, without limitation, periodic certifications confirming the rendering of services with respect to shares of the Portfolios as described herein), and will otherwise cooperate with the Trust and its designees (including, without limitation, any auditors designated by the Trust), in the preparation of reports to the Trust’s Board of Trustees concerning this Agreement and the monies paid or payable by the Trust pursuant hereto, as well as any other reports or filings that may be required by law.

7.  Term and Termination.

(a)  This Agreement is entered into by the Trust in accordance with the terms of the Services Plan.  Accordingly, unless sooner terminated, this Agreement will continue in effect until one year from the date hereof and thereafter for successive annual periods, provided that such continuance is specifically approved at least annually by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) those Trustees of the Trust who are not “interested persons” (as defined in the Investment Company Act of 1940) and have no direct or indirect financial interest in the operation of the Distribution Plan or any agreements related to it (“Plan Trustees”), cast in person at a meeting called for the purpose of voting on the Services Plan and such related agreements.

(b)  This Agreement may be terminated, with respect to a Portfolio, at any time without the payment of any penalty, by vote of a majority of the Plan Trustees or by vote of a majority of a Portfolio’s shares, on 30 days’ written notice.  Notice of termination (or non-renewal) of the Services Plan by the Trustees shall constitute a notice of termination of this Agreement.

(c)  This Agreement shall terminate automatically in the event of its assignment, as defined in the 1940 Act.

8.  Governing Law.  This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of California applicable to agreements fully executed and to be performed therein, without regard to its conflicts of law rules.

9.  Limitation on Liability.  The obligations of the Trust under this Agreement shall only be binding upon the assets and property of the Trust, and shall not be binding upon any Trustee, officer or shareholder of the Trust individually.

10.  Exculpation:  Indemnification

(a)  The Trust shall not be liable to Authorized Firm and Authorized Firm shall not be liable to the Trust except for acts or failures to act which constitute lack of good faith or gross negligence and for obligations expressly assumed by either party hereunder.  Nothing contained in this Agreement is intended to operate as a waiver by the Trust or by Authorized Firm of compliance with any applicable federal or state law, rule, or regulation and the rules and regulations promulgated by the National Association of Securities Dealers, Inc.

(b)  Authorized Firm will indemnify the Trust and hold it harmless from any claims or assertions relating to the lawfulness of Authorized Firm’s participation in this Agreement and the transactions contemplated hereby or relating to any activities of any persons serving as officers or employees of Authorized Firm and performed in connection with the discharge of its responsibilities under this Agreement.  If any such claims are asserted, the Trust shall have the right to manage its own defense, including the selection and engagement of legal counsel of its choosing, and all reasonable costs of such defense shall be borne by Authorized Firm.

(c)  The Trust will indemnify the Authorized Firm and hold it harmless from any claims or assertions relating to the lawfulness of the Trust’s participation in this Agreement and the transactions contemplated hereby or relating to any activities of any persons serving as officers or employees of the Trust and performed in connection with the discharge of its responsibilities under this Agreement.  If any such claims are asserted, the Authorized Firm  shall have the right to manage its own defense, including the selection and engagement of legal counsel of its choosing, and all reasonable costs of such defense shall be borne by the Trust.

11.  Notices.  Each notice required by this Agreement shall be given in writing and delivered personally or mailed by certified mail or courier service or sent by facsimile to the party’s address identified on the signature page to this Agreement or such other address as each party may by written notice provide to the other.  A notice given pursuant to this section shall be deemed to have been given immediately when delivered personally or by facsimile, three (3) days after the date of certified mailing, and one (1) day after delivery by overnight courier service.

12.  Complete Agreement.  This Agreement contains the full and complete understanding of the parties and supersedes all prior representations, promises, statements, arrangements, agreements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied.

13.  Amendment.  This Agreement may be modified or amended, and the terms of this Agreement may be waived, only by a writing signed by each of the parties.

14.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

        C:\Documents and Settings\townsed2\Desktop\FPA's work in progress\rev'd PIMCO VIT Services Agreement.doc  09/26/2007 4:55 PM

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date and year first written above.

PIMCO Variable Insurance Trust

By:                                                      Address for Notices:
Name:                      Jeffrey M. Sargent                                                      840 Newport Center Drive, Suite 300
Title:                      Senior Vice President                                                                Newport Beach, CA 92600
Fax:  (949) 720-6773

Authorized Firm

By:                                                      Address for Notices:
Name:                      [William G. Goslee]                                                      One Nationwide Plaza
Title:V.P. Investment & Advisory Services     1-09-V3
Columbus, Ohio 43215
Attention: Securities Officer
FAX: (614) 677-2295

C:\DOCS.3031473.DOC

        -  -

AMENDMENT NO. 1 TO PIMCO VARIABLE INSURANCE TRUST
SERVICES AGREEMENT

This Amendment No. 1 to the PIMCO Variable Insurance Trust Services Agreement dated March 28, 2002, between PIMCO Variable Insurance Trust (the “Trust”) and Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company (“Authorized Firm”) is effective as of __January 1, 2003___.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Trust and Authorized Firm entered into the Agreement to provide for certain administrative, record keeping and investor services for customers of the Authorized Firm that invest in the Portfolios of the Trust;

NOW, THEREFORE, in consideration of their mutual promises, the Trust and Authorized Firm acting pursuant to Section 13 of the Agreement, agree as follows:

1. Nationwide Life Insurance Company of America and Nationwide Life and Annuity Company of America are hereby added as additional parties to the Agreement.

2.
All references to the “Company” in the original agreement shall now include Nationwide Life Insurance Company of America and Nationwide life and Annuity Company of America (hereafter collectively the “Authorized Firm”).

3.	Section 15 is added as follows:

Termination of Prior Agreements.  The parties agree that by this Amendment the following Agreements are superseded and replaced:

•
The PIMCO Variable Insurance Trust Services Agreement between Nationwide Life Insurance Company of America (fna Provident Mutual Life Insurance Company) and PIMCO Variable Insurance Trust dated June 1, 2001 and assigned on or about October 1, 2002; and

•
The PIMCO Variable Insurance Trust Servies Agreement between Nationwide Life and Annuity Company of America (fna Providentmutual Life and Annuity Company of America) and PIMCO Variable Insurance Trust dated April 1, 2001 and assigned on or about October 1, 2002.

4.	The Agreement, as amended, is and shall remain in full force and effect until terminated pursuant to the terms of the Agreement.

This Amendment No. 1 may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

PIMCO Variable Insurance Trust

By:  _________________________                                                                                     Address for Notices:
Name:  ____Jeffrey M. Sargent___                                                                                     840 Newport Center Drive
Title:  __Senior Vice President____                                                                                     Newport Beach, CA  92600
Fax:  (949) 720-6773

AUTHORIZED FIRM:

Nationwide Life Insurance Company
Nationwide Life and Annuity Insurance Company

By:  __________________________
Name:  ___[William G. Goslee]____
Title:  __Vice President___________

Nationwide Life Insurance Company of America
Nationwide Life and Annuity Company of America

By:  __________________________
Name:  ____[Kevin S. Crossett]____
Title:  ___V. P. & Asst. Secretary___

Address for Notices:
One Nationwide Plaza
1-09-V3
Columbus, Ohio  43215
Attention:  Securities Officer
FAX:  (614) 677-2295